SCHEDULE 14C INFORMATION
                  Information Statement Pursuant to Section 14(c)
            of the Securities Exchange Act of 1934 (Amendment No. )

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Information Statement      [ ] Confidential, for Use of the
[X] Definitive Information Statement           Commission Only (as permitted by
                                               Rule 14c-5(d)(2))

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant As Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Information Statement, if other than Registrant)

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          pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number,
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

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                               150 Louisiana N.E.
                          Albuquerque, New Mexico 87108

                              --------------------

                        NOTICE AND INFORMATION STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 19, 1997

                              --------------------
To Our Stockholders:

         The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of BOWLIN Outdoor Advertising & Travel Centers Incorporated (the "Company") will be held at 8:00 a.m., Albuquerque time, on Friday, September 19, 1997, at the Company's corporate headquarters at 150 Louisiana N.E., Albuquerque, New Mexico 87108 for the following purposes:

     1. To elect two directors to the Board of Directors to serve for three-year terms; and

     2. To transact such other business as may properly come before the Annual Meeting. Management is presently aware of no other business to come before the meeting.

         The Board of Directors has fixed the close of business on Wednesday, August 6, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof. Shares of Common Stock can be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. Management is not soliciting proxies in connection with the Annual Meeting and stockholders are requested not to send proxies to the Company. A copy of the Company's 1997 Annual Report to Stockholders, which includes certified financial statements, was mailed with this Notice and Information Statement to all stockholders of record on the record date. Management cordially invites you to attend the Annual Meeting.

         Your attention is directed to the attached Information Statement.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                Michael L. Bowlin
                              Chairman of the Board



Albuquerque, New Mexico
August 7, 1997

            BOWLIN OUTDOOR ADVERTISING & TRAVEL CENTERS INCORPORATED
                               150 Louisiana N.E.
                          Albuquerque, New Mexico 87108

                              ---------------------
                              INFORMATION STATEMENT
                              ---------------------

         This Information Statement is being furnished to the stockholders of BOWLIN Outdoor Advertising & Travel Centers Incorporated, a Nevada corporation (the "Company"), in connection with the Annual Meeting of the Stockholders of the Company to be held on September 19, 1997, at 8:00 a.m., Albuquerque time, and any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Notice of the Meeting accompanies this Information Statement. It is anticipated that the mailing of this Information Statement to stockholders will commence on August 7, 1997.

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                     VOTING

         Only stockholders of record at the close of business on August 6, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. On the Record Date, __________ shares of Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding. Each holder of Common Stock is entitled to one vote, exercisable in person or by proxy, for each share of the Company's Common Stock held of record on the Record Date. Cumulative voting is not permitted.

         The Company's Bylaws provide that a majority of all shares of stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum. In order to vote their shares in person at the meeting, stockholders who own their shares in "street name" must obtain a special proxy card from their broker.

         The Board of Directors does not know of any matters other than the election of directors that are expected to be presented for consideration at the meeting.

                              ELECTION OF DIRECTORS

         The Board of Directors currently consists of seven members and is divided into three classes. One class of directors is elected each year to serve for a term of three years. Each director serves until his successor has been elected and qualified, or until his earlier resignation or removal. Following is certain biographical information, as of April 30, 1997, with respect to the members of and nominees to the Board of Directors.

                                DIRECTOR NOMINEE

             CLASS I AND CLASS II DIRECTOR -- TERM EXPIRING IN 1997

         At the meeting, one Class I director and one Class II director will be elected to serve for terms of three years and until the election and qualification of their respective successors. The nominees receiving the greatest number of votes cast at the annual meeting of stockholders will be elected to Class I and Class II of the Board of Directors. The Board of Directors recommends Nina J. Pratz and Harold Van Tongeren be elected Class I and Class II directors, respectively, to serve until the annual meeting of stockholders in 2000. Ms. Pratz and Mr. Von Tongeren are currently Class I and Class II directors, respectively, of the Company whose term of office will expire at the September 19, 1997 Annual Meeting.

         NINA J. PRATZ. Ms. Pratz, age 45, has served as the Company's Treasurer since 1977 and as Chief Administrative Officer since 1988. In addition, Ms. Pratz has served as a member of the Company's Board of Directors since 1976. She has been employed by the Company for over 20 years. Ms. Pratz holds a bachelor's degree in Business Administration from New Mexico State University.

         HAROLD VAN TONGEREN. Mr. Van Tongeren, age 74, has served as a member of the Board of Directors of the Company since 1988. Mr. Van Tongeren has also served as Chairman of the Board of Directors and President of Herk and Associates, a representative of domestic gift and jewelry wholesales, since 1952. In addition, Mr. Van Tongeren serves as a key contact to the Company regarding potential acquisition opportunities in the travel and tourism industry. Mr. Van Tongeren attended Hope College and Dennison University, and served as a First Sergeant in the United States Marine Corps for four years.

         Approval of the election of the director nominees will require the affirmative vote of a plurality of the votes cast by the stockholders entitled to vote. Messrs. Michael L. Bowlin and C. Christopher Bess, who collectively have voting power over a majority in interest of the outstanding shares of Common Stock, have indicated they will vote FOR election of the director nominees as set forth above. Accordingly, it is expected that the director nominees will be reelected to Class I of the Board of Directors.

                              CONTINUING DIRECTORS

                  CLASS II DIRECTORS -- TERMS EXPIRING IN 1998

         C. CHRISTOPHER BESS. Mr. Bess, age 50, has served as the Company's Executive Vice President and Chief Operating Officer since 1983. Mr. Bess has served as a member of the Company's Board of Directors since 1974. During his 24 years with the Company, Mr. Bess has also served in such capacities as internal auditor, Merchandiser for Retail Operations, Retail Operations Manager and as Development Manager. Mr. Bess is a certified public accountant and holds a Bachelor's degree in Business Administration from the University of New Mexico.

         JAMES A. CLARK. Mr. Clark, age 67, has served as a member of the Board of Directors of the Company since December 1996. Mr. Clark is currently retired from full-time employment. Mr. Clark served as President and Chief Executive Officer of First Interstate Bank of Albuquerque from 1985 to 1991. Prior to

1991, Mr. Clark served in several capacities at various banking and financial services entities for over 25 years. Mr. Clark holds a Certificate of Graduation from the Stonier Graduate School of Banking at Rutgers University.

                  CLASS III DIRECTORS -- TERMS EXPIRING IN 1999

         MICHAEL L. BOWLIN. Mr. Bowlin, age 54, has served as Chairman of the Board and Chief Executive Officer of the Company since 1991 and as President since 1983. Mr. Bowlin has been employed by the Company since 1968. Mr. Bowlin's father, Claude M. Bowlin, Sr., founded the business in 1912. Mr. Bowlin currently is Chairman of the Board for the OAAA and serves on the Board for the American Council of Highway Advertisers. Mr. Bowlin also serves as President and a member of the Board of Directors of Stuckey's Incorporated, a restaurant and specialty store franchisor (including specialty stores located at four of the Company's travel centers); however, substantially all of Mr. Bowlin's professional time is devoted to his duties at the Company. Mr. Bowlin holds a Bachelor's degree in Business Administration from Arizona State University.

         ROBERT L. BECKETT. Mr. Beckett, age 72, has served as a member of the Board of Directors of the Company since 1974. Mr. Beckett has also been President and a Director of The Cooper Agency, Inc., a consumer loan company, since 1964. In addition to serving as a Director and executive officer of various private entities, Mr. Beckett formerly served as Mayor of the City of Deming, New Mexico.

         BRIAN MCCARTY. Mr. McCarty, age 61, has served as a member of the Board of Directors of the Company since December 1996. Mr. McCarty has served since 1994 as Chairman of the Board and Chief Executive Officer of Business Location Research, a company specializing in the design and development of advanced geographic information systems. From 1990 to 1993, Mr. McCarty served as President and Chief Executive Officer of Naegele Outdoor Advertising ("Naegele"). Prior to his employment at Naegele, Mr. McCarty served as President of Ackerley Communications, a publicly traded company engaged in the operation of outdoor advertising, radio and television broadcasting properties. Mr. McCarty holds a Bachelor's degree in Marketing from Lewis University.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended January 31, 1997, the Board of Directors of the Company met on two occasions. Each of the Directors attended 75% or more of the meetings of the Board of Directors and of the meetings held by such committees of the Board on which he served.

         The Audit Committee, which is currently comprised of Messrs. Bowlin, Clark and Beckett, is responsible for reviewing and making recommendations to the Board concerning the selection of outside auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. The Audit Committee, which was formed immediately following completion of the Company's initial public offering in December 1996, has had no meetings to date.

         The Compensation Committee, which is currently comprised of Messrs. Bowlin, McCarty and Von Tongeren, makes recommendations to the Board of Directors regarding option grants under the Company's 1996 Stock Option Plan and addresses matters relating to executive compensation. The Compensation Committee, which was formed immediately following completion of the Company's initial public offering in December 1996, has had no meetings to date.

         The  Company's   Board  of  Directors  does  not  maintain  a  standing
nominating committee or other committees performing similar functions.

                              DIRECTOR COMPENSATION

         Directors who are not employees of the Company are entitled to receive $1,000 per each meeting of the Board of Directors, or any committee thereof, attended plus reimbursement of reasonable expenses. Non-employees also receive an option to purchase 6,000 shares of Common Stock upon their election to the Board of Directors and an annual option grant of 2,000 shares of Common Stock during each year of service, all under the Company's 1996 Stock Option Plan. To date, no fees have been paid by the Company. Directors do not receive any other compensation for such services.

                             EXECUTIVE COMPENSATION

         The following table summarizes all compensation to the Company's Chief Executive Officer and to the Company's other most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Officers"), for services rendered to the Company for each of the years ended January 31, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation
                                      ------------------------------------------
        Name And                                                  Other Annual
   Principal Position           Year   Salary(1)($)  Bonus(2)($) Compensation($)
   ------------------           ----   ------------  ----------- ---------------
Michael L. Bowlin               1997    93,000 (3)          --     16,133 (4)(5)
  Chairman of the Board,        1996    78,000 (3)     150,050     14,452 (4)(5)
  President and
  Chief Executive Officer
C. Christopher Bess             1997    78,000 (3)          --      6,876 (4)(6)
  Executive Vice President and  1996    78,000 (3)     150,375      7,998 (4)(6)
  Chief Operating Officer
Anita J. Vachon                 1997    52,855              --      3,336 (7)
  Senior Vice President -       1996    43,250          75,075      4,731 (7)
  Retail Operations
----------
(1) Includes amounts deferred at the election of each officer to be contributed to his or her respective 401(k) Profit Sharing Plan account.
(2) The Company decided not to pay discretionary cash bonuses in fiscal 1997 and to grant stock options to its executive officers in lieu thereof. On September 27, 1996, Messrs. Bowlin and Bess and Ms. Vachon were each granted options to purchase 50,000, 40,000 and 30,000 shares of Common Stock, respectively, under the 1996 Stock Option Plan.
(3) On September 27, 1996, the Company entered into employment agreements with Messrs. Bowlin and Bess which provide for annual base salaries of $195,000 and $145,000, respectively, effective as of February 1, 1997. See "--Employment Contracts."

(4) See the discussion under the caption "CEmployment Contracts" regarding certain other compensation the named officer may be entitled to upon certain specified events, including a change in control of the Company.
(5) Amount for 1997 includes (i) $4,750 of the Company's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account;
     (ii) $10,156 for premiums on term life, auto and disability insurance policies of which Mr. Bowlin or his wife is the owner (the "Bowlin insurance policies"); and (iii) $1,227 for Mr. Bowlin's use of a Company owned vehicle. Amount for 1996 includes (i) $5,487 of the Company's discretionary matching contributions allocated to Mr. Bowlin's 401(k) Profit Sharing Plan account; (ii) $7,723 for premiums on the Bowlin insurance policies; and (iii) $1,242 for Mr. Bowlin's use of a Company owned vehicle.
(6) Amount for 1997 includes $4,415 of the Company's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account and $2,461 for premiums on auto and disability insurance policies of which Mr. Bess is the owner (the "Bess insurance policies"). Amount for 1996 includes $5,582 of the Company's discretionary matching contributions allocated to Mr. Bess' 401(k) Profit Sharing Plan account and $2,416 for premiums on the Bess insurance policies.
(7) Amount for 1997 includes $2,966 of the Company's discretionary matching contributions allocated to Ms. Vachon's 401(k) Profit Sharing Plan account and $370 for premiums on a disability policy of which Ms. Vachon is the owner (the "Vachon insurance policy"). Amount for 1996 includes $4,497 of the Company's discretionary matching contributions allocated to Ms. Vachon's 401(k) Profit Sharing Plan account and $234 for premiums on the Vachon insurance policy.

         The following table sets forth information concerning individual grants of stock options made to the Named Officers during the fiscal year ended January 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                    Number of     % of Total
                    Securities      Options
                    Underlying     Granted to
                     Options      Employees in
                     Granted         Fiscal      Exercise Price
     Name             (#)(1)          Year          ($/SH)(2)    Expiration Date
     ----           ----------    ------------   --------------  ---------------
Michael L. Bowlin     50,000          14.8%           $8.80         9/27/2006
C. Christopher Bess   40,000          11.8%            8.80         9/27/2006
Anita J. Vachon       30,000           8.9%            8.00         9/27/2006
----------
(1) Options were granted under the Company's 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan authorizes the Board to grant options to Directors and employees of the Company to purchase in the aggregate an amount of shares of Common Stock equal to 10% of the shares of Common Stock issued and outstanding from time to time. The 1996 Plan provides for adjustment to reflect future stock dividends, stock splits and other relevant capitalization changes. Options to be granted under the 1996 Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified options, and will be exercisable within 10 years after the date of grant (five years for incentive stock options granted to holders of more than 10% of the outstanding Common Stock). The option price is 100% of the fair market value of the shares on the date the option was granted (or 110% of the fair market value in the case of incentive stock options granted to holders of more than 10% of the outstanding Common Stock). No option may be granted at a per share price less than $8.00, the initial public offering price of the Common Stock, and no option may be granted after August 23, 2006. Unvested options generally terminate upon the death or termination of employment of the optionee.
(2) All options were granted at the initial public offering price of the Company's Common Stock.

         The following table sets forth certain information concerning each exercise of stock options during the year ended January 31, 1997 by the Named Officers and the aggregated fiscal year-end value of the unexercised options held by the Named Officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       OPTION VALUE AS OF JANUARY 31, 1997

                                                                                  Value of Unexercised
                                                Number of Unexercised Options         In-the-Money
    Name            Shares         Value           at Fiscal Year End (#)      Options at Fiscal Year End($)
    ----           Acquired     Realized Upon  ------------------------------  ------------------------------
                 on Exercise(#)  Exercise ($)  Exercisable     Unexercisable  Exercisable     Unexercisable
                 -------------- -------------  -----------     -------------  -----------     -------------
Michael L. Bowlin      -0-          -0-            -0-            50,000        $ -0-           $ -0-

C. Christopher Bess    -0-          -0-            -0-            40,000          -0-             -0-

Anita J. Vachon        -0-          -0-            -0-            30,000          -0-             -0-

EMPLOYMENT AGREEMENTS

         On August 23, 1996, the Board of Directors approved employment agreements with Michael L. Bowlin for services as Chairman of the Board, President and Chief Executive Officer and with C. Christopher Bess for services as Executive Vice President and Chief Operating Officer (Messrs. Bowlin and Bess are sometimes collectively referred to herein as the "Employee"). These agreements provide for base annual salaries, effective as of February 1, 1997, for Messrs. Bowlin and Bess of $195,000 and $145,000, respectively, subject to annual increases at the discretion of the Board of Directors, but at least equal to the corresponding increase in the Consumer Price Index. In addition, the Employee is entitled to receive bonuses at the discretion of the Board of Directors in accordance with the Company's bonus plans in effect from time to time. Each of the agreements has a perpetual five-year term, such that on any given date, each agreement has a five-year remaining term. The agreements may not be unilaterally terminated by the Company, except for "Cause," which includes (i) conviction of a felony that substantially impairs the Employee's ability to perform his duties to the Company or (ii) willful failure to diligently cure a specified deficiency in the Employee's performance for 30 days.

         For the fiscal year ended January 31, 1998, in the interest of maintaining the Company's profitability and capital, Messrs. Bowlin and Bess have agreed to accept base annual salaries of $127,530 and $91,000, respectively.

         Each of the agreements provides that if the Employee is terminated by the Company other than for Cause or disability, or by the Employee for good reason (as defined in the agreements), which includes certain changes in the

Employee's duties following a change in control of the Company, the Company shall pay to the Employee (i) his salary through the termination date plus any accrued but unpaid bonuses and (ii) a payment equal to the sum of five years of the Employee's annual salary and an amount equal to all bonuses paid to the Employee in the five years immediately preceding termination, which the Company has the option to pay over five years. In addition, the Company must maintain until the first to occur of (i) the Employee's attainment of substitute employment or (ii) five years from the date of termination, the Employee's benefits under the Company's benefit plans to which the Employee and his eligible beneficiaries were entitled immediately prior to the date of termination. If the Employee requests, the Company must also assign to the Employee any assignable insurance policy on the life of the Employee owned by the Company at the end of the period of coverage. In addition, all options or warrants to purchase Common Stock held by the Employee on the date of termination become exercisable on the date of termination, regardless of any vesting provisions, and remain exercisable for the longer of one year from the date of termination or the then remaining unexpired term of such warrants or options. If the Employee is terminated for Cause or if the Employee terminates his employment other than for good reason (as defined in the agreement), the Company's only obligation is to pay the Employee his base salary and accrued vacation pay through the date of termination.

         If the Employee is incapacitated due to physical or mental illness during the term of his employment, the agreements provide that the Company shall pay to the Employee a lump sum equal to two years of the Employee's base compensation and all bonuses paid to the Employee in the two years preceding the date of termination due to illness. If the Employee dies during his employment, his salary through the date of his death, any accrued but unpaid bonuses and any benefits payable pursuant to the Company's survivor's benefits insurance and other applicable programs and plans then in effect are payable to his estate.

         If the Employee's employment is terminated, the Company has agreed to indemnify the Employee for claims and expenses associated with certain personal guarantees, if any, made by the Employee. The Company also has agreed to use its best efforts to secure the release of such personal guarantees following the Offering. In addition, the Company has agreed to indemnify the Employee against all costs incurred in enforcing his rights under the agreement following a change in control of the Company. See "CERTAIN TRANSACTIONS."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, Directors and greater than 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

         The Company filed a Form SB-2 with the SEC on September 27, 1996, which became effective under the Securities Act of 1933, as amended, on December 17, 1996. The Company's officers, Directors and persons who beneficially own 10% or more of the Company's Common Stock were required to file initial statements of beneficial ownership on Form 3's with the SEC on or before the effective date of the Form SB-2.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth, as of April 30, 1997, the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock; (ii) each Director; (iii) each of the Named Officers; and (iv) all Directors and executive officers of the Company as a group.

       Name and Address of                 Amount and Nature of      Percent of
        Beneficial Owner                 Beneficially Ownership(1)  Common Stock
        ----------------                 -------------------------  ------------
Michael L. Bowlin(2)....................         1,735,513              39.6%
C. Christopher Bess(3)..................           533,081              12.2%
Anita J. Vachon ........................            42,200                 *
Nina J. Pratz ..........................           122,802               2.8%
Robert L. Beckett ......................           123,646               2.8%
Harold Van Tongeren(4)..................            44,099               1.0%
Brian McCarty ..........................                --                --
James A. Clark .........................             2,000                 *
Monica A. Bowlin(5).....................         1,735,513              39.6%
Valkyrie L. Bowlin .....................           171,332               3.9%
Kimberly M. Bowlin .....................           171,332               3.9%
Emily M. Bowlin ........................           171,332               3.9%
The Francis W. McClure and Evelyn
  Hope McClure Revocable Trust .........           403,124               9.2%
All directors and executive officers as          2,689,262              61.3%
 a group (10 persons)(2)(3)(4)(5)(6)....
----------
* Less than 1%
(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated or under applicable laws. In accordance with the rules of the Commission, each stockholder is deemed to beneficially own any shares subject to stock options which are currently exercisable or which will become exercisable or convertible within 60 days after March 31, 1997. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise noted, the business address of each of the beneficial owners is c/o the Company, 150 Louisiana N.E., Albuquerque, New Mexico 87108.
(2) Includes 425,687 shares held by Mr. Bowlin's wife and 171,332 shares held by each of three daughters. Mr. Bowlin disclaims beneficial ownership of an aggregate of 342,664 of such shares, which are held by two of his daughters.
(3) Includes 73,006 shares held by Mr. Bess' wife and 19,623 shares held by Mr. Bess' minor daughter.
(4) All of such 44,099 shares are held by Mr. Van Tongeren jointly with his wife.
(5) Includes 795,830 shares held by Mrs. Bowlin's husband and 171,332 shares held by each of three daughters. Mrs. Bowlin disclaims beneficial ownership of an aggregate of 342,664 of such shares, which are held by two of her daughters.
(6) Includes an aggregate of 800 shares held by three separate trusts of which one executive officer is the sole trustee and an aggregate of 400 shares held by four members of another executive officer's immediate family. Each of such executive officers disclaims beneficial ownership of any such shares.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Michael L. Bowlin is the President and Chairman of the Board of, and a 25% stockholder in, Stuckey's Corporation ("Stuckey's"), a franchisor of restaurants and specialty stores, including specialty stores located at four of the Company's travel centers. In each of fiscal years 1997 and 1996, aggregate franchise and other related fees paid by the Company to Stuckey's equalled approximately $33,500 and $36,600, respectively.

     Michael L. Bowlin and C. Christopher Bess each have perpetual five-year employment agreements with the Company that provide for an annual base salary, effective as of February 1, 1997, of $195,000 and $145,000, respectively, during their terms of employment, as well as certain rights to indemnification. See "EXECUTIVE COMPENSATIONCEmployment Contracts."

     Approximately $3.5 million of the proceeds received by the Company from its initial public offering completed in December 1996 were used to repay indebtedness to various lenders, most of which indebtedness had been personally guaranteed by Michael L. Bowlin.

     On August 23, 1996, the Company obtained a term loan from a commercial bank with an aggregate principal amount of approximately $535,000 that was used to prepay promissory notes payable to certain officers and Directors of the Company and their respective affiliates. This loan matured on February 28, 1997 and accrued interest at a rate of prime plus 1% per annum. This loan was paid off on January 31, 1997.

     Since February 1, 1994, C. Christopher Bess made several loans to the Company in an aggregate principal amount of $261,000. Each of these loans was evidenced by a promissory note made payable by the Company to Mr. Bess, which accrues interest on the unpaid principal amounts at a rate of 10% per annum, and matured or matures at various dates from April 1996 until October 2005. One of such notes is also secured by a real estate mortgage. All of the proceeds from such loans were used by the Company for working capital or the acquisition of assets in the ordinary course of business. As of the date of this Information Statement, all of such loans, together with accrued interest, have been repaid in their entirety.

     Since February 1, 1994, Michael L. Bowlin made three loans to the Company in an aggregate principal amount of $180,000. Each of these loans was evidenced by a promissory note made payable by the Company to Mr. Bowlin, which accrues interest at a rate of 10% per annum, and matured or matures at various dates from January 1996 until January 1998. All of the proceeds of these loans were used for general working capital purposes of the Company. As of the date of this Information Statement, all of such loans, together with accrued interest, have been repaid in their entirety.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     The Board of Directors, upon the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as its independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 1998, and to perform other accounting services as requested by the Company.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the 1997 Annual Meeting, will be available to respond to appropriate questions, and will have the opportunity to make a statement if they desire to do so.

     The Company engaged KPMG Peat Marwick LLP as its independent auditors for the fiscal year ended January 31, 1996 and the fiscal year ended January 31, 1997, to replace the firm of Arthur Andersen LLP, which was dismissed as the Company's independent auditors effective as of August 19, 1996. The report of Arthur Andersen LLP on the Company's financial statements for the past fiscal year did not contain an adverse financial opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's financial statements for the fiscal year ended January 31, 1996, and in subsequent interim periods, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report. The Company has authorized Arthur Andersen LLP to respond fully to any inquiries from KPMG Peat Marwick LLP. The Company requested Arthur Andersen LLP to furnish in a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated September 12, 1996, is on file with the Commission as Exhibit 16.1 to the Company's Registration Statement on Form SB-2 (File No. 333-12957) (the "Registration Statement"). The consolidated financial statements as of and for the year ended January 31, 1996 audited by KPMG Peat Marwick LLP reflected no change from the consolidated financial statements audited by Arthur Andersen LLP in travel center operations gross sales, outdoor advertising operations gross income, net income or total stockholders' equity.

     The Company engaged Arthur Andersen LLP as its independent auditors for the fiscal year ended January 31, 1996 to replace the firm of Ricci & Ricci, which was dismissed as the Company's independent auditors at the same time. The report of Ricci & Ricci for the fiscal year ended January 31, 1995 did not contain an adverse financial opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the Company's financial statements for the fiscal year ended January 31, 1995, and in subsequent interim periods, there were no disagreements with Ricci & Ricci on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Ricci & Ricci, would have caused Ricci & Ricci to make reference to the matter in their report. The Company authorized Ricci & Ricci to respond fully to any inquiries from Arthur Andersen LLP. The Company requested Ricci & Ricci to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated September 25, 1996, is on file with the Commission as Exhibit 16.2 to the Registration Statement.

                              STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company no later than July 22, 1998, to be evaluated by the Board for inclusion in the information or proxy statement for that meeting.

                                  OTHER MATTERS

     The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                        1997 ANNUAL REPORT ON FORM 10-KSB

     The Company files annual reports on Form 10-KSB with the SEC. A copy of the annual report for the fiscal year ended January 31, 1997 (except for certain exhibits thereto) may be obtained, free of charge, upon written request by any stockholder to The Miller Group, 4909 E. McDowell Road, Suite 100, Phoenix, Arizona 85008, Attention: Bowlin Shareholder Relations. Copies of all exhibits to the annual report are available upon a similar request, subject to payment of a charge to reimburse the Company for its expenses in supplying any exhibit.


                       BY ORDER OF THE BOARD OF DIRECTORS



                                Michael L. Bowlin
                              Chairman of the Board



August 7, 1997